UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2010

IOWA RENEWABLE ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-52428	20-3386000
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1701 East 7th Street, P.O. Box 2, Washington, IA	52353
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (319) 653-2890

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Line of Credit

On September 1, 2010, Iowa Renewable Energy, LLC (the “Company”) entered into a loan agreement and related documents for a $6,000,000 revolving line of credit with MLIC Asset Holdings, LLC, Federation Bank and Washington State Bank (collectively the “Lender”) (the “Line of Credit”). The funds from the Line of Credit will be used for the production of biodiesel at the Company’s plant and up to $400,000 of the funds may be used by the Company for risk management to hedge biodiesel.

The Company made standard representation and warranties under the Line of Credit, including, but not limited to: agreeing not to amend its articles of organization, operating agreement or similar governing document; agreeing not to merge, consolidate, sell transfer or assign substantial parts of its business without prior approval of Lender; and sell or assign any accounts receivable without prior approval of Lender.

In addition, the Company shall maintain certain financial ratios and covenants, including, but not limited to: net tangible worth of $7,000,000; and agrees not to purchase or redeem its units, declare or pay any dividends, except dividends payable solely in units, make any distributions to members or set aside any funds for any such purpose, without the prior written approval of the Lender.

Upon the occurrence of an Event of Default, the Line of Credit shall become due and payable immediately. Events of Default include, but are not limited to: nonpayment of any principal or interest; breach by the Company which goes uncured for fifteen (15) days after notice under the Line of Credit or any of the Construction Term Loan Documents of the Company; misrepresentation by the Company in the Line of Credit documents; insolvency; determination by the Lender that its position is insecure for any reason, and such insecurity is not cured by the Company within ten (10) day of notification; and acceleration or default by the Company on other debts.

Any funds disbursed to the Company under the Line of Credit shall be repaid to the Lender, along with interest, by May 31, 2011. Interest under the loan shall be variable, based on 12% above the current thirty (30) day LIBOR rate.

The Company shall make payments to the Lender beginning on the first day of the first month following the first advance under the Line of Credit and on the first day of each month thereafter. The Company shall make such monthly payments in an amount equal to all accrued, but unpaid interest on the Line of the Credit. On May 31, 2011, the Company shall make one payment in the amount of all unpaid principal and interest. In addition, the Company shall pay the Lender a monthly administrative fee of $3,000, with the first administrative fee to be paid contemporaneously with the execution of the Line of Credit and each administrative fee to be paid on the first day of each month thereafter. The administrative fees shall be paid regardless of whether there is a balance under the Line of Credit. The Company shall be allowed to borrower, prepay and re-borrow under the Line of Credit until May 31, 2011, however, all advances are subject to the sole discretion of the Lender and the Lender is not obligated to make any advance.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Third Amendment to Construction-Term Loan Agreement and Note Modification

On September 1, 2010, the Company executed a Third Amendment and Note Modification with MLIC Asset Holdings, LLC, as successor-in-interest to Outsource Services Management, LLC, successor-in-interest to Federal Deposit Insurance Corporation as receiver of BankFirst (“MLIC”) (the “Amendment Documents”). The purpose of the Amendment Documents is to modify the Construction Term Loan Agreement that the Company entered into on October 26, 2006 in the principal amount of $34,715,000 (“Term Loan”). The Amendment Documents provide that MLIC shall forbear until February 1, 2011 from exercising its remedies under the Term Loan and that MLIC shall waive until February 1, 2011 the Company’s compliance with certain covenants and ratios of the Term Loan.

The Amendment Documents also modify the payment and interest terms of the Term Loan. From October 1, 2010 and on the first day of each month thereafter through February 1, 2011, the Company shall pay MLIC all accrued interest then due.

Beginning on March 1, 2011, regular monthly and interest payments based upon the remaining term of the original amortization period shall resume in accordance with the original terms of the Term Loan. Beginning on March 1, 2011, the Company shall also pay the accrued interest on the principal payments that have been deferred until such deferred payments have been paid in full. On September 5, 2011, the principal payments that were otherwise due on August 1, 2010 through December 1, 2010 shall be due and payable. In addition, on September 5, 2011, the remaining unpaid principal balance of the Term Loan, together with all accrued but unpaid interest, shall be due and payable in full.

The Amendment Documents also modify the interest rate under the Term Loan. Under the Amendment Documents, interest shall begin to be calculated as 6% over LIBOR. Beginning six months from the first day of the full month after the date of the execution of the Amendment Documents, and every six months thereafter, the percentage to be multiplied by LIBOR shall be adjusted in accordance with the below schedule, which is based upon the number calculated by dividing the Company’s total debt (including both secured and unsecured obligations) by the Company’s earnings before interest, taxes, depreciation and amortization (“Company’s Leverage Ratio”).

Company’s Leverage Ratio	LIBOR Applicable Margin

Less than 2.75to 1.00	4.00%
Greater than or equal to 2.75 to 1.00 but less than 3.5 to 1.00	4.75%
Greater than or equal to 3.5 to 1.00 but less than 4.25 to 1.00	5.25%
Greater than or equal to 4.25 to 1.00 but less than 5.0 to 1.00	5.50%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWA RENEWABLE ENERGY, LLC

September 8, 2010	/s/ J. William Pim

Date	J. William Pim, Chief Financial Officer